                                                                     Exhibit 3.9

                             ARTICLES OF AMENDMENT

                                      FOR

                              THE BIGHUB.COM.INC.

Pursuant to Florida Statutes, the following is submitted:

     1. The Articles of Incorporation and Articles of Amendment are amended by striking therefrom Article III, in its entirety, and inserting in place thereof the following:

                         "ARTICLE III - CAPITAL STOCK
                         ----------------------------

     This Corporation is authorized to issue two classes of capital stock designated "Common Stock" and "Preferred Stock" respectively. The number of shares of Common Stock authorized to be issued is fifty million (50,000,000) and shall have a par value of $0.001 per share. The number of shares of Preferred Stock authorized to be issued is twenty-five million (25,000,000) and shall have a par value of $0.001 per share.

     The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

     The foregoing amendment was adopted by the unanimous written consent of the Directors of the Corporation, pursuant to Florida Statutes, on the 15th day of October, 1999. The foregoing amendment was adopted by the written consent of a majority of the outstanding common shares of the Corporation voting as a single group. There currently are no shares of the Preferred Stock or Special Preferred Stock of the Corporation outstanding.

                           (SIGNATURE PAGE FOLLOWS)

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     IN WITNESS WHEREOF, the undersigned Chairman of the Board and Secretary of this corporation have executed these Articles of Amendment this 15th day of October, 1999.


                                            /s/ Frank W. Denny
                                            -------------------------
                                            Frank W. Denny
                                            Chairman of the Board



                                            /s/ Chet Howard
                                            ------------------------
                                            Chet Howard
                                            Secretary

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STATE OF CALIFORNIA )
                    )ss:
COUNTY OF ORANGE    )


     The foregoing instrument was acknowledged before me the day and year last above written by Frank W. Denny, Chairman of the Board of the above-named Florida corporation, on behalf of the corporation.


                                            Kelly J. Woodward
                                            ------------------------------------
                                            Notary Public, State of California



My Commission expires:                      [SEAL APPEARS HERE]



STATE OF CALIFORNIA  )
                     )ss:
COUNTY OF ORANGE     )


     The foregoing instrument was acknowledged before me the day and year last above written by Chet Howard, Secretary of the above-named Florida corporation, on behalf of the corporation.


                                            Kelly J. Woodward
                                            ------------------------------------
                                            Notary Public, State of California



My Commission expires:                      [SEAL APPEARS HERE]